CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 24, 2010, relating to the financial statements and financial highlights which appears in the September 30, 2010 Annual Report to Shareholders of the Wasatch Funds Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Fund Restrictions and Policies”, “Investment Advisory & Other Services”, and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri

January 28, 2011